Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 10, 2018, NeoGenomics Laboratories, Inc. (“NeoGenomics Labs”), a wholly owned subsidiary of NeoGenomics, Inc. (the “Company” or “NeoGenomics”), completed the merger (the “Merger”) of Genesis Acquisition Holdings Corp. (“Genesis”) contemplated by the Merger Agreement dated October 23, 2018, which was filed as Exhibit 2.1 to the Current Report of the Company on Form 8-K, filed with the Securities and Exchange Commission on October 26, 2018. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 of Genesis and its wholly-owned subsidiaries (referred herein as “Genoptix”), give effect to the Merger as if it had occurred on January 1, 2018, the first day of the fiscal year ended December 31, 2018. The pro forma condensed combined statement of operations for the three months ended March 31, 2019 has not been presented as the results of Genoptix are included in the results of NeoGenomics for the entire period and any pro forma adjustments would not be material.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the historical consolidated financial statements, which were included as Exhibit 99.1 on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 10, 2018 and our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 26, 2019 and as amended and filed with the SEC on May 8, 2019.

The unaudited pro forma condensed combined financial information has been prepared by NeoGenomics using the acquisition method of accounting in accordance with U.S. GAAP. The assets and liabilities of Genoptix have been measured based on various preliminary estimates using assumptions that NeoGenomics believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

NeoGenomics will finalize the acquisition accounting as soon as practicable within the required measurement period prescribed by Accounting Standards Codification (“ASC”) 805, but in no event later than one year following completion of the Merger. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and should not be relied upon. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that NeoGenomics and Genoptix would have achieved had the companies been combined during the period presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Merger. The unaudited pro forma condensed combined financial information does not reflect any potential divestitures that may occur subsequent to, the completion of the Merger or cost savings that may be realized as a result of the Merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018
(in thousands except share and per share data)

	Historical
	NeoGenomics	Genoptix (a)	Pro Forma Adjustments		Pro Forma Combined
NET REVENUE	$276,741	$91,247	$—	(b)	$367,988
COST OF REVENUE	149,476	47,843	771	(c)	198,090
GROSS PROFIT	127,265	43,404	(771)		169,898

Operating expenses:
General and administrative	84,822	24,600	1,197	(d)	110,619
Research and development	3,001	2,886	—		5,887
Sales and marketing	29,402	20,570	—		49,972
Total operating expenses	117,225	48,056	1,197		166,478

INCOME (LOSS) FROM OPERATIONS	10,040	(4,652)	(1,968)		3,420
Interest and other income (expense)	(6,216)	(1,581)	1,844	(e)	(5,953)
Income (loss) before taxes	3,824	(6,233)	(124)		(2,533)
Income tax expense (benefit)	1,184	(1,545)	(171)	(f)	(532)
NET INCOME (LOSS)	2,640	(4,688)	47		(2,001)
Deemed dividends on preferred stock	10,198	3,812	(3,812)	(g)	10,198
Amortization of preferred stock beneficial conversion feature	(4,571)	—	—		(4,571)
Gain on redemption of preferred stock	(9,075)	—	—		(9,075)
NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$6,088	$(8,500)	$3,859		$1,447

INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
Basic	$0.07				$0.02
Diluted	$0.07				$0.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	85,617.541	100	950,360	(h)	86,568,001
Diluted	91,568,087	100	942,360	(h)	92,510,547

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

1.     Description of the Transaction
On December 10, 2018, NeoGenomics Labs completed the acquisition of Genesis, and its wholly owned subsidiary, Genoptix, Inc. (“Genoptix”, and collectively with its subsidiaries and Genesis, referred to herein as “Genoptix”) pursuant to an Agreement and Plan of Merger. Pursuant to the terms and subject to the conditions of the Merger Agreement, NeoGenomics acquired 100% of the equity interests of Genesis from its stockholders in exchange for (i) cash consideration of $125.0 million and (ii) 1,000,000 shares of NeoGenomics common stock, par value $0.001 per share, subject to net working capital and other adjustments as set forth in the Merger Agreement (the “Merger”). The Company funded the Merger with cash on hand.

2.	Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and are based on the historical consolidated financial statements of NeoGenomics and Genoptix. The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements.
ASC 805 requires that most assets acquired and liabilities assumed are recognized at their fair values as of the acquisition date. The unaudited pro forma condensed combined financial information is provided based on estimates and assumptions considered appropriate by management; however, differences between these preliminary estimates and assumptions and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information. The Company is in the process of completing its valuation of certain assets and liabilities, primarily related to accounts receivable and accounts payable assumed; thus, the provisional measurements of current assets, current liabilities, intangible assets and goodwill are subject to change. The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the SEC and should not be assumed to be an indication of our actual combined results of operations or our combined financial position that would have been achieved had the Merger been completed on the dates indicated, nor are they necessarily indicative of our future combined results of operations or combined financial position.
We prepared the unaudited pro forma condensed combined financial information pursuant to Regulation S-X Article 11 of the Securities Exchange Act of 1934. Accordingly, the accompanying unaudited pro forma condensed combined financial information combines the historical consolidated statements of operations of NeoGenomics and Genesis, giving effect to the Merger as if it had occurred on January 1, 2018. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) are expected to have a continuing impact on the combined results.
The final determination of the allocation of the purchase price will be based on the fair values of assets and liabilities of Genoptix as of the date the Merger closes. The unaudited pro forma condensed combined financial information does not give effect to any potential cost reductions or operating efficiencies which may result from the Merger. The unaudited pro forma condensed combined statements of operations also do not reflect any acquisition or integration costs, as those costs are attributable to the Merger but will not have a continuing impact.

 3. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments
(a)    The results of Genoptix includes activity for the period of January 1, 2018 to the acquisition date of December 9, 2018.
(b)    There are differences between the contracted rates negotiated by NeoGenomics and Genoptix for various payors and this could result in significantly lower rates for certain of Genoptix’s agreements after the consummation of the Merger. Additionally, NeoGenomics may be contracted with certain payors that Genoptix is not and vice versa. These differences would result in changes in revenue recorded.
(c)    To record additional depreciation expense of $0.8 million related to an increase in the fair value of property and equipment acquired.
(d)    General and administrative expenses include adjustments related to the following:

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The Company recorded $72.2 million of acquired intangible assets, of which $56.9 million was provisionally assigned to customer relationships which are being amortized over fifteen years, $0.7 million was provisionally assigned to the Genoptix trade name which is being amortized over one year, and $14.6 million was provisionally assigned to trade marks which are assigned as indefinite-lived intangible assets. This adjustment is to reverse amortization expense recorded related to Genoptix's historical intangible assets of $0.8 million and record amortization expense related to the estimated acquired intangible assets of $4.2 million, comprised of $0.7 million related to amortization of the Genoptix trade name and $3.5 million related to amortization of the customer relationships;

•	To record additional depreciation expense of $0.1 million related to an increase in the fair value of property and equipment acquired; and

•	To reverse $2.3 million in acquisition and integration costs which were incurred by NeoGenomics as part of the acquisition, as these costs will not have a continuing impact.
(e)    To reverse interest expense recorded related to Genoptix's debt obligations of $1.8 million for the year ended December 31, 2018 as the all outstanding debt balances were repaid prior to the completion of the Merger.
(f)    NeoGenomics assumed a blended 21% tax rate for the year ended December 31, 2018 when estimating the tax impact of the Merger, representing the federal statutory tax rate and exclusion of any state tax impacts, which are immaterial. The effective tax rate of the combined company may have differed from this rate based on other adjustments.
(g)    To reverse deemed dividends on preferred stock as the preferred stock was not acquired as part of the Merger.
(h)    Pro forma weighted-average shares outstanding have been calculated using the historical weighted-average of NeoGenomics shares outstanding and the additional 1,000,000 NeoGenomics shares issued in connection with the Merger, assuming those shares were outstanding for the year ended December 31, 2018. Genoptix shares outstanding were eliminated as they were settled as part of the Merger Agreement.

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